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Exhibit 3.1

Articles of Incorporation

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 01/17/2002
020036811 - 3481822

CERTIFICATE OF INCORPORATION
Of
Network Printing Solutions, Inc.

        FIRST.    The name of the corporation is Network Printing Solutions, Inc.

        SECOND.    Its registered office in the State of Delaware is to be located at 30 Old Rudnick Lane, Suite 100, in the City of Dover, County of Kent. The Registered Agent in charge thereof is LEXIS Document Services Inc., 30 Old Rudnick Lane, Suite 100, Dover, Delaware 19901.

        THIRD.    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH.    The total number of shares of stock which this corporation is authorized to issue is two million five hundred thousand (2,500,000) shares at a Par Value of $.001 per share, for a total authorized capital of Twenty-Five Hundred ($2,500).

        FIFTH.    The name and mailing address of the incorporator is as follows:

LexisNexis Document Solutions Inc.
30 Old Rudnick Lane, Suite 100
Dover, DE 19901

        SIXTH.    The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

        SEVENTH.    No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or missions of such director occurring prior to such amendment.

        I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 17th day of January 2002.

LexisNexis Document Solutions Inc., Incorporator

By:	/s/ LYN STILEY Lyn Stiley, Assistant Secretary

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Exhibit 3.1 Articles of Incorporation